Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust

Announces 1st Quarter Cash Distribution

DALLAS, TEXAS, February 19, 2013—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.160567 per unit. The distribution will be payable March 11, 2013 to unitholders of record on March 1, 2013. Dominion’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.dom-dominionblackwarriortrust.com/.

This distribution represents the quarterly royalty payment from Walter Black Warrior Basin LLC (“WBWB”) reflecting production from October 1, 2012 to December 31, 2012. WBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 502 million cubic feet (“MMcf”) during this period compared to 503 MMcf in the previous quarter. Prices for this quarter to the trust averaged $3.37 per Mcf compared to $2.78 per Mcf for the previous quarter. Although production was relatively flat, prices for natural gas increased.

In March 2012, WBWB notified the Trustee that it is undertaking a study of the Underlying Properties on a well-by-well basis to determine the economic viability of continuing to produce each individual well. WBWB has plugged and abandoned 11 such wells, mostly in the fourth quarter of 2012. These wells were very low producing and deemed non-economical. Additional information about remaining wells will be disclosed in detail in the Trust’s 2012 10-K filing by March 18, 2013. The additional decisions on a well by well basis could adversely affect the Trust’s future revenue stream, and if a significant number of wells are abandoned, it could cause a termination of the Trust. As of this date, the study has been completed and will be be discussed more fully in the Annual Report , along with the most current reserve report, also to be included in the 10-K filing by March 18, 2013.

The 2012 tax information packets are expected to begin mailing directly to unitholders in early March 2013. A copy of Dominion’s 2012 tax information booklet will be posted on Dominion’s website by March 1, 2013. In addition to the tax booklet the Dominion website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2012 tax information by the end of February.

The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by WBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc. The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.

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Contact:

Ron E. Hooper, Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll-free – 1.800.365.6548